Exhibit No. 23.1



                  CONSENT OF INDEPENDENT CHARTERED ACCOUNTANTS


The Board of Directors
Breakwater Resources Ltd.

     We hereby consent to the inclusion in this Annual Report on Form 40-F of Breakwater Resources Ltd. of our report dated March 21, 2007 relating to the consolidated financial statements, which appears in this Annual Report.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Chartered Accountants
Toronto, Canada

Date:  March 21, 2007